AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1997
                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       -----------------------------------

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       -----------------------------------

                          BRUNSWICK TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                       -----------------------------------

              MAINE                           2221                 01-0402052
(State or Other Jurisdiction of   (Primary Standard Industrial       (I.R.S.
 Incorporation or Organization)    Classification Code Number)       Employer
                                                                  Identification
                                                                       No.)
                       -----------------------------------


                               MARTIN S. GRIMNES
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               43 BIBBER PARKWAY
                             BRUNSWICK, MAINE 04011
                                 (207) 729-7792

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)


                       -----------------------------------


      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:

  MARIANNE GILLERAN, ESQ.                              VICTOR J. PACI, ESQ.
    GADSBY & HANNAH LLP                             BINGHAM, DANA & GOULD LLP
    225 Franklin Street                                 150 Federal Street
      Boston, MA 02110                                   Boston, MA 02110
       (617) 345-7000                                     (617) 951-8000


                       -----------------------------------


                      CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                  AMOUNT              PROPOSED MAXIMUM         PROPOSED MAXIMUM             AMOUNT OF
TITLE OF SECURITIES TO BE          TO BE               OFFERING PRICE              AGGREGATE              REGISTRATION
      REGISTERED                REGISTERED                PER SHARE             OFFERING PRICE                 FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0001
par value .....................   287,500                   $9.50                 $2,731,250                $828.00
========================================================================================================================

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box. [   ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ X ] 333-10721

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ]

    If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box. [   ]

                       -----------------------------------





    This Registration Statement, filed pursuant to the Securities Act of 1933, as amended, (the "Act") and Rule 462(b) promulgated thereunder, hereby incorporates by reference all of Part I and Part II of the Registrant's registration statement on Form S-1, including all exhibits thereto, filed and declared effective on February 4, 1997 (SEC Reg. No. 333-10721), except for the same numbered exhibits listed below in response to Item 16 of Form S-1 under the Act.

ITEM 16. EXHIBITS

     5.1         -- Opinion of Eaton,  Peabody,  Bradford & Veague,  P.A.  as to
                    legality of shares.
    23.1         -- Consent of Coopers & Lybrand L.L.P.
    23.2         -- Consent of KPMG Peat Marwick LLP.
    23.3         -- Consent of Eaton, Peabody, Bradford & Veague, P.A. (included in Exhibit 5.1.)
    23.4         -- Consent of Ernst & Young LLP.







INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                                       DESCRIPTION
 ------                                       -----------
    *1.1        -- Form of Underwriting Agreement.
    *3.1        -- Amended and Restated Articles of Incorporation of the Registrant.
    *3.2        -- Third Restated Bylaws of the Registrant.
    *4.1        -- Amended and Restated Registration Rights Agreement dated August 25, 1993.
    *4.2        -- Amendment No. 1 to the Registration Rights Agreement dated October 30, 1996.
    *4.3        -- Amendment No. 2 to the Registration Rights Agreement dated October 30, 1996.
    *4.4        -- Form of Josephthal Warrant.
    *4.5        -- Specimen stock certificate for shares of Common Stock.
    *4.6        -- Amendment No. 3 to Registration Rights Agreement dated February 3, 1997.
     5.1        -- Opinion of Eaton, Peabody, Bradford & Veague, P.A. as to legality of shares.
   *10.1        -- Loan Agreement between the Registrant and Fleet Bank of Maine dated May 30, 1996.
   *10.2        -- Security Agreement between the Registrant and Fleet Bank of Maine dated May 30, 1996.
   *10.3        -- Demand Note in favor of Fleet Bank of Maine dated May 30, 1996.
   *10.4        -- Supply Agreement between the Registrant and Vetrotex CertainTeed Corp. dated August 25, 1993
                   (confidential  portions of which have been omitted and filed  separately with the Commission under a request for confidential treatment pursuant to Rule 406 under the Securities Act).
   *10.5        -- Private Activity Bond Requirements Certificate of Brunswick Technologies, Inc. dated December 1, 1995.
   *10.6        -- Lease  Agreement  between  the  Registrant  and  Brunswick Development Corporation dated August 1, 1995.
   *10.7        -- Collaborative Agreement between the Registrant and E.I. DuPont de Nemours and Company, Inc., et al.
   *10.8        -- Financial Advisory Agreement and Indemnification Agreement between the Registrant and the Representative.
   *10.9        -- Installment Promissory Note between the Registrant and Vetrotex CertainTeed Corp. dated March 31, 1992.
  *10.10        -- Security Agreement between the Registrant and Vetrotex CertainTeed Corp. dated March 31, 1992.
  *10.11        -- Stock Purchase Agreement among the Registrant, Burlington Industries, Inc. and Peter L. DeWalt
                   dated October 22, 1996 and First Amendment to Stock Purchase Agreement dated October 29, 1996.
  *10.12        -- Registration Rights Agreement among the Registrant, Burlington Industries, Inc., and Peter L. DeWalt,
                   dated October 30, 1996.
  *10.13        -- Employment Agreement between Advanced Textiles, Inc., a subsidiary of the Registrant, and Peter L. DeWalt, dated October 30, 1996.
  *10.14        -- Convertible Subordinated Promissory Note made by the Registrant in favor of Burlington
                   Industries, Inc. dated October 30, 1996.
  *10.15        -- Recapitalization Agreement among the Registrant and the holders of its common stock.
  *10.16        -- Term Note in favor of Fleet Bank of Maine dated May 30, 1996.
  *10.17        -- First Amendment to Term Note dated December, 1996.
  *10.18        -- First Amendment to Loan Agreement dated December, 1996.
  *10.19        -- First Amendment to Demand Note dated December, 1996.
  *10.20        -- First Amendment to Security Agreement dated December, 1996.
  *10.21        -- 1991 Stock Option Plan.
  *10.22        -- Amendment No. 1 to 1991 Stock Option Plan.
  *10.23        -- 1994 Employee Stock Option Plan.
  *10.24        -- Amendment No. 1 to 1994 Employee Stock Option Plan.
  *10.25        -- 1997 Equity Incentive Plan.
  *10.26        -- Form of Common Stock Purchase Warrant.
  *10.27        -- Form of Amendment No. 1 to Common Stock Purchase Warrant.
   *16          -- Letter of KPMG Peat Marwick LLP re change in certifying accountant.
    23.1        -- Consent of Coopers & Lybrand L.L.P.
    23.2        -- Consent of KPMG Peat Marwick LLP.
    23.3        -- Consent of Eaton, Peabody, Bradford & Veague, P.A. (included in Exhibit 5.1.)
    23.4        -- Consent of Ernst & Young LLP.
   *24.1        -- Power of Attorney (included in signature page to Registration Statement).
   *27          -- Financial Data Schedule.
   *99.1        -- Consent of Donald R. Hughes to be named herein as Director-elect.
   *99.2        -- Consent of Max G. Pitcher to be named herein as Director-elect.
   *99.3        -- Consent of William M. Dubay to be named herein as Director-elect.

________________________

* Previously filed in the Company's registration statement on Form S-1 (File No.
  333-10721) and incorporated herein by reference thereto.





                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Brunswick, State of Maine, on the 5th day of February, 1997.

                                       BRUNSWICK TECHNOLOGIES, INC.


                                       By: /s/ Martin S. Grimnes
                                           ---------------------------
                                           Martin S. Grimnes
                                           Principal Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


SIGNATURE                       TITLE                           DATE
---------                       -----                           ----

/s/ Martin S. Grimnes
______________________  Principal Executive Officer             February 5, 1997
Martin S. Grimnes       and Director

/s/ David M. Coit
______________________  Director                                February 5, 1997
David M. Coit


______________________  Director
Gregory B. Peters

/s/ David E. Sharpe
______________________  Director                                February 5, 1997
David E. Sharpe

/s/ Peter N. Walmsley
______________________  Director                                February 5, 1997
Peter N. Walmsley

/s/ John P. O'Sullivan
______________________  Treasurer and Principal                 February 5, 1997
John P. O'Sullivan      Financial and Accounting
                        Officer




                                POWER OF ATTORNEY


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoint Martin S. Grimnes and John P. O'Sullivan and each one of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.


SIGNATURE                       TITLE                           DATE
---------                       -----                           ----

/s/ Martin S. Grimnes
______________________  Principal Executive Officer             February 5, 1997
Martin S. Grimnes       and Director

/s/ David M. Coit
______________________  Director                                February 5, 1997
David M. Coit


______________________  Director
Gregory B. Peters

/s/ David E. Sharpe
______________________  Director                                February 5, 1997
David E. Sharpe

/s/ Peter N. Walmsley
______________________  Director                                February 5, 1997
Peter N. Walmsley

/s/ John P. O'Sullivan
______________________  Treasurer and Principal                 February 5, 1997
John P. O'Sullivan      Financial and Accounting
                        Officer